KBR Announces Strong First Quarter 2015 Earnings

▪	Earnings significantly improved from 2014

▪	New KBR on track to deliver strategic plan goals for cost savings / margins by end of 2016

▪	2015 EPS guidance reaffirmed at $1.07 to $1.22, excluding U.S. Government legacy-related legal costs

HOUSTON, Texas — April 29, 2015 — KBR, Inc. (NYSE: KBR), a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, announced today its first quarter 2015 financial results.

First Quarter Results

Net income attributable to KBR was $44 million or $0.30 per diluted share ($0.33 per diluted share excluding $5 million in pre-tax U.S. Government legacy legal fees), in the first quarter of 2015 compared to a net loss of $43 million or a net loss of $0.29 per diluted share, in the first quarter of 2014. Consolidated revenue in the first quarter of 2015 was $1.4 billion compared to $1.6 billion in the first quarter of 2014.

“Our first quarter consolidated results reflect improved operational and financial performance across our business segments and continued progress against our cost reduction targets. While KBR’s transformation continues we are on track to achieve the 2016 targets set forth on our analyst day for segment profit margin percentages and a $200 million annual cost reduction,” said Stuart Bradie, President and Chief Executive Officer of KBR, Inc. “To-date the company has identified and actioned more than $100 million of the $200 million savings target. The identified savings will be realized throughout 2015”, Bradie said.

Bradie continued, “While oil prices remain depressed, KBR’s technology and project delivery capability for natural gas derivative products and associated downstream facilities positions us well for project awards during 2015. We are also in sole source negotiations for two major U.K. Ministry of Defence (MoD) contracts where awards are expected by the end of 2015. In recent months we have continued to win a number of key contracts that reflect our strategy, including a new engineering JV with the State Oil Company of Azerbaijan Republic (SOCAR) to establish a new engineering and support services company in Azerbaijan, the Black Sea LNG FEED award, a major U.S. construction award and pre-FEED work for two world-scale ammonia facilities.”

Business Discussion (All comparisons are first quarter 2015 versus first quarter 2014 unless otherwise noted.)

Technology & Consulting (T&C) Results

Technology & Consulting gross profit of $19 million increased $4 million while revenue was $72 million, a decrease of $19 million. The earnings and resulting margin increase reflect a shift in the mix of work to more technology related activities during the quarter on olefins, syngas and refining projects versus sales of propriety equipment in the prior year. The earnings also reflect the cost reduction initiatives currently underway.

Looking forward, while lower oil prices are impacting workloads for the upstream consulting business, the company sees continued global technology opportunities for syngas, refining and olefins projects including new builds and revamps to improve efficiencies of existing facilities.

Engineering & Construction (E&C) Results

Engineering & Construction gross profit was $55 million, an increase of $26 million. Gross profit in 1Q15 was primarily driven by solid financial and operational performance and lower overheads from the company’s cost reduction initiatives. The increase in gross profit versus 2014 was also impacted by the completion of certain loss making North American construction and module fabrication and assembly projects in 2014. The 1Q14 result also included a $33 million net favorable settlement on an LNG project in Africa that did not reoccur in 1Q15.

Revenue was $1 billion, a decrease of $160 million, primarily due to the aforementioned completion of certain loss making North American projects, as well as the completion of an LNG project in Africa in 2014 and decreased activity on an LNG project as it moves toward completion.

Equity in earnings of unconsolidated affiliates was $21 million, an increase of $4 million, primarily due to increased work being performed on a second major LNG project.

Looking forward, the company continues to see opportunities for LNG, FLNG, oil & gas, ammonia and chemicals projects, as well as ongoing work with industrial services annuity type contracts related to downstream refining, chemical, petrochemical and paper facilities.

Government Services (GS) Results

Government Services gross profit was a loss of $4 million, primarily reflecting the reduction in support services for U.K. Military operations in Afghanistan due to troop withdrawals from the region and approximately $5 million of legal costs incurred relating to services previously performed on legacy U.S. military projects in Iraq. The decline in gross profit was partially offset by lower overheads from the company’s ongoing cost reduction efforts.  Revenue was $155 million, a decline of $31 million, primarily resulting from the aforementioned reduction in support services for the U.K. military.

Equity in earnings of unconsolidated affiliates was $14 million, in-line with the prior period and reflects continued strong performance on joint venture annuity type contracts located in the United Kingdom.

Looking forward, KBR is well placed in sole source negotiations on two large-scale contracts for the U.K. MoD that the company believes should be awarded by the end of 2015. The company continues to make progress in resolving legacy issues with the U.S. Military relating to the LogCAP III and RIO contracts.

Non-Strategic Business Results

Non-Strategic Business results reflect the following activities in which we intend to divest or cease pursuing new contracts:

•	KBR Building Group
•	Fixed-price stand-alone EPC power projects
•	Fixed-price construction-only projects
•	Fixed-price U.S. infrastructure and minerals projects

Non-Strategic Business gross profit was $0 million, up $10 million, primarily driven by charges taken on certain projects in 1Q14 that did not reoccur in 1Q15 and lower overheads as a result of the company’s ongoing cost cutting measures. Revenue was $232 million, up $13 million, driven primarily by continued progress closing out the company’s three non-strategic power projects. Additionally, the company’s primary U.S. minerals support office was closed in 1Q15.

2015 Guidance

The company continues to expect 2015 fully diluted EPS to be in the range of $1.07 and $1.22, excluding 2015 legal costs associated with legacy U.S. Government contracts estimated between $18 million - $25 million pre-tax.

The company also continues to expect the following segment gross profit plus equity in earnings of unconsolidated affiliates’ margin percentages by year-end 2016 as follows:

Technology & Consulting                                                        low twenties
Engineering & Construction                                                    upper single digits
Government Services                                                                low teens (excluding legacy issues)

Cash and Capital Allocation

Management of cash remains a key area of focus. During the quarter cash declined as expected due in part to the payment of $23 million for the close out of certain U.S. government related audits, $12 million from a previously announced settlement agreement with our former parent company, $12 million in dividends paid to shareholders, $16 million in share repurchases and $48 million for the buyout of one of the company’s joint venture partners in the Middle East. Cash was also adversely impacted by approximately $64 million due to foreign exchange rate fluctuations.

The Company remains committed to a balanced capital allocation strategy. Since January 2007 KBR has returned $998 million to its shareholders via share repurchases and dividends.

First Quarter 2015 Significant Achievements and Awards

•	KBR signed a joint venture (JV) agreement with the State Oil Company of Azerbaijan Republic (SOCAR) to establish a new engineering and support services company in Azerbaijan
•
KBR was awarded a project management contract by Saudi Aramco to provide management and engineering services for existing and new offshore facilities to meet Saudi Aramco’s maximum sustained capability for production

•
KBR was awarded an engineering, procurement and construction contract (EPC) with Yara International and BASF Group’s new joint production company to provide ammonia synthesis licensed technology and to build a world-scale ammonia plant

•	KBR signed an agreement with Showa Denko K.K. to license acetyls technology globally
•	KBR was selected as BG Group’s Global Upstream Alliance Partner
•
KBR was awarded a technical services agreement by Magnolia LNG LLC to provide cost verification and other services associated with the delivery of the Magnolia LNG export terminal project in the Port of Lake Charles, Louisiana

About KBR, Inc.

KBR, Inc. is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing around 25,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:

•	Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through Granherne/Energo and GVA
•	Engineering & Construction, including Upstream Oil & Gas; LNG/GTL; Downstream Oil & Gas, Petrochemicals and Chemicals; and differentiated EPC
•	Government Services, including program management and long term annuity contracts

KBR is proud to work with its customers across the globe to provide technology, value-added consulting services and integrated EPC skills to ensure a consistent project delivery with predictable results. At KBR, we deliver.

Visit www.kbr.com.

Forward Looking Statement

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Zac Nagle
Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Marit Babin
Director, Global Communications & Government Relations
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.:  Backlog Information (a)
(Millions) (Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures estimated revenue.  However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations.  Our backlog for projects related to unconsolidated joint ventures totaled $4.1 billion at March 31, 2015 and $4.3 billion at December 31, 2014.  Our backlog related to consolidated joint ventures with noncontrolling interest totaled $0.9 billion and $0.9 billion at March 31, 2015 and December 31, 2014, respectively.

As of March 31, 2015, 37% of our backlog was attributable to fixed-price contracts and 63% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of March 31, 2015 and December 31, 2014.

(b)	Backlog attributable to unfunded government orders was $40 million, $36 million and $166 million as of March 31, 2015, December 31, 2014, and December 31, 2013, respectively.